Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-1 (Nos. 333-222517, 333-227308, and 333-227689), Form S-3 (No. 333-230124) and Form S-8 (Nos. 333-201928, 333-209364, 333-216695, 333-227072, 333-233498, and 333-237046) of Avinger, Inc. (the “Company”), of our report dated March 22, 2022, relating to the financial statements and schedules of the Company, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2021.

/s/ Moss Adams LLP

San Francisco, California

March 22, 2022